Exhibit 5.1

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

July 28, 2022

Runway Growth Finance Corp.
205 N. Michigan Ave., Suite 4200
Chicago, Illinois 60601

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Runway Growth Finance Corp., a Maryland corporation (the “Company”), in connection with the public offering of $80,500,000 in aggregate principal amount of the Company’s 7.50% unsecured notes due 2027 (the “Notes”), pursuant to the Company’s registration statement on Form N-2 (File No. 333-262146) (as amended as of the date hereof, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) and previously declared effective by the Commission on April 22, 2022, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated April 22, 2022, which was included in the Registration Statement and forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in amounts, at prices, and on terms to be set forth in one or more supplements to the Prospectus. This opinion letter is rendered in connection with such public offering of the Notes, as described in the prospectus supplement dated July 21, 2022 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). All of the Notes are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement. This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Indenture (as defined below) and the Notes.

The Notes have been issued pursuant to the indenture dated as of July 28, 2022 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of July 28, 2022 (together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

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In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Underwriting Agreement;

(iii)	the Indenture;

(iv)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture;

(v)	the Articles of Amendment and Restatement and the Articles of Amendment of the Company;

(vi)	the Second Amended and Restated Bylaws of the Company;

(vii)	a certificate of good standing with respect to the Company issued by the State Department of Assessments and Taxation of the State of Maryland as of a recent date; and

(viii)	resolutions of the board of directors of the Company relating to, among other things, the authorization and issuance of the Notes.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that:

1.            The Indenture has been duly authorized, executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

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2.            Assuming the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture, the Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth herein are subject to the following assumptions and qualifications being true and correct at or before the issuance of the Notes:

(i)	the Indenture and the Notes have been duly authorized, executed and delivered by each party thereto (other than the Company); and

(ii)	the terms of the Notes as established comply with the applicable requirements of the Investment Company Act of 1940, as amended.

The opinions set forth herein as to enforceability of obligations of the Company are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and the Maryland General Corporation Law. We are members of the bar of the State of New York.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

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We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated July 28, 2022 and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP